Exhibit 5.1

1650 TYSONS BOULEVARD	morrison & foerster llp
SUITE 400	new york, san francisco,
MCLEAN, VIRGINIA 22102	los angeles, palo alto,
san diego, washington, d.c.
TELEPHONE: 703.760.7700	northern virginia, denver,
FACSIMILE: 703.760.7777	sacramento, walnut creek
WWW.MOFO.COM	tokyo, london, beijing,
shanghai, hong kong,
singapore, brussels
May 8, 2009
Sourcefire, Inc.
9770 Patuxent Woods Drive
Columbia, Maryland 21046
     RE: Sourcefire, Inc. 2007 Stock Incentive Plan
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,022,398 shares (the “Shares”) of the Common Stock, $0.001 par value (the “Common Stock”), of Sourcefire, Inc. (the “Company”), which will be issuable from time to time under the Sourcefire, Inc. 2007 Stock Incentive Plan (the “2007 Plan”).
     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.
     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the 2007 Plan, as applicable, will be validly issued, fully paid and nonassessable shares of Common Stock. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Delaware Constitution and reported judicial decisions interpreting those laws, each as currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Morrison & Foerster LLP